Exhibit 99.1

L I N C O L N   E L E C T R I C   H O L D I N G S ,   I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES ZEMAN

BAUELEMENTE PRODUKTIONSGESELLSCHAFT m.b.H.

Advances the Automation Growth Strategy in Structural Steel Applications

CLEVELAND, Thursday, April 1, 2021 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Zeman Bauelemente Produktionsgesellschaft m.b.H. (“Zeman Bauelemente”), a division of the Zeman Group.

Headquartered in Vienna, Austria with facilities in Scheifling, Austria, Zeman Bauelemente is a leading designer and manufacturer of robotic assembly and arc welding systems that automate the tacking and welding of steel beams. The company’s systems are primarily sold under the Steel Beam Assembler (SBA) name and serve customers in the structural steel and infrastructure sectors globally. The addition of Zeman Bauelemente, increases Lincoln Electric’s annual automation sales by approximately 10% and expands its international automation capabilities as part of its Higher Standard 2025 Strategy.

“We are excited to welcome the Zeman Bauelemente team to Lincoln Electric and integrate their unique offering into our industry-leading automation portfolio,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “The combination of the SBA and our PythonX® solutions offers structural steel fabricators the advantage of greater productivity and capacity to meet the growing demand from structural steel and infrastructure projects.”

“We are pleased to join Lincoln Electric and share their commitment to innovation, quality and service,” said Andreas Hofer, Managing Director of Zeman Bauelemente. “We are looking forward to being able to advance the adoption of the SBA technology and enhance its value proposition to serve new and existing customers.”

Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment and has a leading global position in brazing and soldering alloys. Headquartered in Cleveland, Ohio, Lincoln has 55 manufacturing locations in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the Company’s ability to effectively integrate Zeman Bauelemente and its performance post-acquisition; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com